EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces First Quarter Financial Results
Revenue Increases 48%, Adjusted EBITDA Increases 83%
Net Loss of $4.2 Million Includes $5.7 Million of SFAS 123R Stock Compensation Expense
Compared to Net loss of $1.0 million Last Year
New York, NY (May 2, 2006) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended March 31, 2006.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “I am enthusiastic about the momentum that is building in our business. We delivered strong revenue and earnings growth this quarter while continuing to invest in our technology and other distribution. We are beginning to see the financial leverage in our business model and are well positioned to capitalize on the fast emerging trends in the healthcare industry.”
Financial Summary
Revenue for the first quarter was $50.1 million compared to $33.8 million in the prior year period, an increase of 48%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the first quarter increased 83% to $6.5 million or $0.11 per share compared to $3.6 million or $0.07 per share in the prior year period. The net loss of ($4.2) million or $(0.07) per share for the first quarter includes $5.7 million in stock compensation expense due to the adoption of SFAS 123R. Without this, net income would have been $1.5 million or $0.03 per share compared to last year’s net loss of $(956,000) or $(0.02) per share.
As of March 31, 2006, WebMD had approximately $133 million of cash and investments.
Operating Highlights
Online Services segment revenue was $45.1 million for the first quarter compared to $31.2 million in the prior year period, an increase of 45%. Advertising and sponsorship revenue increased 44% to $32.8 million. Private portal licensing revenue increased 97% to $11.4 million. Online Services segment Adjusted EBITDA increased 106% to $7.9 million compared to $3.8 million in the prior year.
The WebMD Health Network averaged 29.2 million unique monthly users with total traffic of 746 million page views during the first quarter, increases of approximately 23% and 27%, respectively, from a year ago. During the first quarter a record total of 479,000 continuing medical education (CME) programs were completed on the network, an increase of 71% over the prior year period.
Publishing and Other Services segment revenue was $5.0 million for the first quarter compared to $2.6 million in the prior year period, an increase of 91%, primarily due to the launch of WebMD the Magazine in April 2005 and offline medical education provided by Conceptis which was acquired in December 2005. Publishing and Other Services segment Adjusted EBITDA was a loss of ($1.3) million compared to a loss of ($247,000) in the prior year period primarily due to expected losses from WebMD the Magazine and offline medical education.
Launch of Health Savings Account (HSA) Decision Support Tools
WebMD today announced the planned launch of its new healthcare retirement planning tools that will help consumers project their healthcare costs both in the near-term and in retirement in order to maximize use of their HSA funds. The new tools will combine WebMD’s personal health profile with regional healthcare cost and provider quality data to provide a highly personalized view of an individual’s healthcare planning needs.
“As consumers are required to assume greater responsibility for their healthcare decisions, the decision support applications delivered on the WebMD health and benefits platform will be essential,” said Mr. Gattinella. “Our new suite of HSA-related services leverages our platform to integrate both financial and healthcare planning tools in order to take advantage of the emerging consumer directed healthcare market.”
In addition, WebMD announced today that it has expanded its marketing agreement with Fidelity Investments to incorporate WebMD’s new HSA decision support tools into Fidelity’s HSA offering that will be marketed to their largest 401k, pension and payroll customers. The new, integrated HSA offering will help employees make important healthcare and financial planning decisions by combining Fidelity’s core financial management services with WebMD’s healthcare cost planning tools.
Planned Acquisition of Summex Will Further Strengthen WebMD’s Health and Benefits Platform
As announced on April 17th, WebMD entered into a definitive agreement to acquire Summex Corporation, a provider of comprehensive health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching. With a significant amount of health care costs attributable to modifiable lifestyle factors, the Summex programs will complement WebMD’s online health and benefits platform and will be marketed to both new and existing employer and payer customers.
Financial Guidance
A schedule outlining the Company’s financial guidance is being furnished as an exhibit to a Current Report on Form 8-K being filed by the Company today with the Securities and Exchange Commission.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on May 2, 2006. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
*****************************

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
*************************************
This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: our company’s earnings before interest, taxes, depreciation, amortization and other non-cash items (which we refer to as “Adjusted EBITDA”) and related per share amounts; Adjusted Cost of Operations; Adjusted Sales and Marketing Exepnse; and Adjusted General and Administrative Expense. We believe that those non-GAAP measures, and changes in those measures, provide additional information that our management finds useful in evaluating our company’s performance and in planning for future periods and/or provide additional detail on the components of amounts reported in our financial statements in accordance with GAAP. Accordingly, we believe that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. We are filing a Current Report on Form 8-K today furnishing this press release as an exhibit. Exhibit 99.4 furnished with that Current Report includes a reconciliation of certain forward-looking non-GAAP information to GAAP financial information.
*****************************
WebMD®, WebMD Health®, Medscape® and eMedicine®, are trademarks of WebMD Health Corp. or its subsidiaries.